Exhibit 1.1

AMENDMENT NO. 9 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 9 TO CREDIT AGREEMENT is executed on June 30, 2022 (the “Execution Date”), but effective as of the Ninth Amendment Effective Date (as defined below), by and between Twin Disc, Incorporated, a Wisconsin corporation (“Borrower”), and BMO Harris Bank N.A., a national banking association (“Bank”).

In consideration of the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

ARTICLE I

DEFINITIONS

When used herein, the following terms shall have the following meanings specified:

1.1         “Amendment” shall mean this Amendment No. 9 to Credit Agreement.

1.2         “Credit Agreement” shall mean the Credit Agreement dated as of June 29, 2018 by and between Borrower and Bank, as amended.

1.3         Other Capitalized Terms. All capitalized terms used in this Amendment and not specifically defined herein shall have the definitions assigned to such terms in the Credit Agreement.

ARTICLE II

AMENDMENTS

2.1         Amendments. The Credit Agreement is hereby amended as follows:

2.1.1      Section 1.1 – Definitions. The following definitions in Section 1.1 of the Credit Agreement are hereby deleted in their entirety: “Adjusted LIBOR,” “LIBOR,” “LIBOR Index Rate,” “LIBOR Loans,” “Monthly Reset LIBOR Rate,” “Term SOFR Event,” “Term SOFR Notice,” and “Term SOFR Transition Date.”

2.1.2       Section 1.1 – Definitions. The following definitions in Section 1.1 of the Credit Agreement are added or amended and restated, as applicable, as follows:

“Adjusted Term SOFR” mean with respect to any tenor, the per annum rate equal to the sum of (i) Term SOFR plus (ii) of 0.11448% (11.448 basis points) for one-month, 0.26161% (26.161 basis points) for three-month, and 0.42826% (42.826 basis points) for six-months.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment/facility fees and letter of credit fees payable under Section 2.11, until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Total Funded Debt/EBITDA Ratio for Such Pricing Date	Applicable Margin for (i) Revolving Loans and (ii) Letter of Credit Fee shall be:	Applicable Margin for Term Loans shall be:	Applicable Margin for Commitment/Facility Fee shall be:
I	Greater than or equal to 3.25 to 1.00	2.75%	2.875%	0.15%
II	Less than 3.25 to 1.00, but greater than or equal to 2.50 to 1.00	2.25%	2.375%	0.15%
III	Less than 2.50 to 1.00, but greater than or equal to 1.50 to 1.00	1.75%	1.875%	0.15%
IV	Less than 1.50 to 1.00	1.25%	1.375%	0.10%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of Borrower ending on or after June 30, 2022, the date on which Bank is in receipt of Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.5. The Applicable Margin shall be established based on the Total Funded Debt/EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.5, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level I shall apply). If Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by Bank in accordance with the foregoing shall be conclusive and binding on Borrower absent manifest error. Notwithstanding the foregoing, Bank may, in its discretion, increase the Applicable Margin on any type of Loan by two percent (2%) per annum during the existence of an Event of Default.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(d).

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by Bank from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Bank’s best or lowest rate), and (b) the sum of (i) the rate determined by Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to Bank at approximately 10:00 a.m. (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Bank for sale to Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the sum of (i) Adjusted Term SOFR for a one-month tenor in effect on such day plus (ii) 1%. Any change in the Base Rate due to a change in the prime rate, the quoted federal funds rates or Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Sections 3.5 or 2.15, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if Base Rate as determined above shall ever be less than the Floor, then Base Rate shall be deemed to be the Floor. The Base Rate shall be calculated on an actual day/365/366-day basis and payable quarterly in arrears.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15.

“Benchmark Replacement” means, either of the following to the extent selected by Bank in its unilateral discretion,

(a)         Daily Simple SOFR; or

(b)         the sum of: (i) the alternate benchmark rate that has been selected by the Bank and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

“Borrowing Base” means, as of any time it is to be determined, the sum of:

(a)    85% of the then outstanding unpaid amount of Eligible Receivables; plus

(b)    the lesser of (i) $30,000,000, and (ii) 50% of the value (computed at the lower of market or cost using the last-in/first-out method of inventory valuation applied in accordance with GAAP) of Eligible Inventory;

provided that (i) Bank shall have the right upon five (5) Business Days’ notice to Borrower to reduce the advance rates against Eligible Receivables and Eligible Inventory in its reasonable discretion based on results from any field audit or appraisal of the Collateral and (ii) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Base Certificates furnished from time to time by Borrower pursuant to this Agreement and, if required by Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to Bank pursuant hereto or pursuant to any such Collateral Document.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Milwaukee, Wisconsin.

“Conforming Changes” means with respect to either the use of administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents) and Bank has or will apply such changes to the Bank’s other similar situated commercial customers.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Bank decides that any such convention is not administratively feasible for the Bank, then the Bank may establish another convention in its reasonable discretion.

“EBITDA” means, with reference to any period for any Person, Net Income of such Person for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) restructuring charges for such period, (e) impairment charges for such period, (f) non-cash stock compensation for such period, (g) fair market value work-in-process adjustments for such period, minus the benefit related to the Employee Retention Credit and Dutch COVID-19 subsidy.

“EURIBO Rate” means, with respect to any Loan denominated in Euros and for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m. Brussels time, two (2) Business Days prior to the commencement of such Interest Period.

“EURIBO Screen Rate” means, for any day and time, with respect to any Loan denominated in Euros and for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of such rate) for euro for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Bank may specify another page or service displaying the relevant rate after consultation with the Company. If the EURIBO Screen Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor.

“Fixed Charge Coverage Ratio” means, for any period of determination, the ratio of (a) EBITDA less unfinanced capital expenditures to (b) the sum of principal payments, dividends, repurchases and other restricted payments, cash taxes, and cash interest expense for the applicable period.

“Floor” means the rate per annum of interest equal to 0.00%.

“Interest Payment Date” means (a) with respect to any Base Rate, the last day of every calendar month) and on the maturity date, (b) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period, and (c) as to any SOFR Loan the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and on the maturity date; provided that, as to any such Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month.

“Interest Period” means the period commencing on the date a Borrowing of SOFR Loans or Eurodollar Loans is advanced, continued, or created by conversion and ending, in the case of Term SOFR, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as specified in the applicable borrowing request or interest election request, provided, that:

i.         no Interest Period shall extend beyond the final maturity date of the relevant Loans;

ii.         no Interest Period with respect to any portion of the Term shall extend beyond a date on which Borrower is required to make a scheduled payment of principal on the Term Loans, unless the aggregate principal amount of Term Loans, as applicable, that are SOFR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans on such payment date;

iii.         whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of SOFR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

iv.         for purposes of determining an Interest Period for a Borrowing of SOFR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and

v.         no tenor that has been removed from this definition pursuant to Section 2.15 below shall be available for specification in such Borrowing Request or Interest Election Request.

“Loan” means any Revolving Loan or Term Loan, whether outstanding as a SOFR Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Ninth Amendment Effective Date” means June 30, 2022.

“Revolving Credit Commitment” means the obligation of Bank to make Revolving Loans and to issue Letters of Credit hereunder in an aggregate principal or face amount at any one time outstanding not to exceed $40,000,000 (inclusive of the Euro Sublimit and L/C Sublimit).

“Revolving Credit Termination Date” means June 30, 2025, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 2.13, Section 8.2 or Section 8.3.

“Revolving Loan” is defined in Section 2.2, and, as so defined, includes a SOFR Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York) or a successor administrator of the secured overnight financing rate).

“Term Loan” is defined in Section 2.1(a) and, as so defined, includes a SOFR Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder.

“SOFR Loan” means a Loan bearing interest based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.”

“Term SOFR” means, for the applicable tenor, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Loans, the first day of such applicable Interest Period, or (b) with respect to Base Rate, such day of determination of the Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day, provided, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).

“Term SOFR Reference Rate” means the per annum forward-looking term rate based on SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

2.1.3         New Section 1.4 – Interest Rates. A new Section 1.4 is hereby added to the Credit Agreement to read as follows:

“Section 1.4         Interest Rates. The Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Bank and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Bank may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.”

2.1.4         Section 2.2 – Revolving Credit Commitment; Euro Sublimit. Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.2         Revolving Credit Commitment; Euro Sublimit. Subject to the terms and conditions hereof, Bank agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars and Euros to Borrower from time to time on a revolving basis up to the amount of the Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The Dollar Equivalent of the sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Revolving Credit Commitment in effect at such time and (ii) the Borrowing Base as then determined and computed. In addition to the foregoing, the Dollar Equivalent of the sum of the aggregate principal amount of Revolving Loans borrowed in Euros at any time outstanding shall not exceed the Euro Sublimit. Bank shall determine the Dollar Equivalent of any Borrowing denominated in Euros as of each date a Borrowing is requested by Borrower using the Exchange Rate for Euros in relation to U.S. Dollars that is in effect on the date of determination. As provided in Section 2.6, Borrower may elect that each Borrowing of Revolving Loans be either SOFR Loans or Eurodollar Loans; provided that any Borrowing of Revolving Loans in Euros shall be Eurodollar Loans Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.”

2.1.5         Section 2.4 – Applicable Interest Rates. Section 2.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.4         Applicable Interest Rates.

(a)         SOFR Loans. Each SOFR Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Term SOFR applicable to such Interest Period, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)         Eurodollar Loans. Each Eurodollar Loan shall bear interest during the Interest Period it is outstanding (computed on a basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the EURIBO Rate applicable for such Interest Period, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)         Rate Determinations. Bank shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. In connection with the use or administration of Term SOFR, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Bank will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.”

2.1.6         Section 2.5 – Minimum Borrowing Amounts; Maximum Eurodollar Loans. Section 2.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 2.5         Minimum Borrowing Amounts; Maximum SOFR Loans. Each Borrowing of Eurodollar Loans or SOFR Loans advanced, continued or converted shall be in an amount equal to the Dollar Equivalent of $1,000,000 or such greater amount which is an integral multiple of $100,000. Without Bank’s consent, there shall not be more than ten (10) Borrowings, in the aggregate, of Eurodollar Loans and SOFR Loans outstanding hereunder at any one time.

2.1.7         Section 2.6 – Manner of Borrowing Loans and Designating Applicable Interest Rates. Section 2.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.6         Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)         Notice to Bank. Borrower shall give notice to Bank by no later than 1:00 p.m.: (i) at least three (3) Business Days before the date on which Borrower requests Bank to advance a Borrowing of Eurodollar Loans, and (ii) on the date Borrower requests Bank to advance a Borrowing of SOFR Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.5, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into SOFR Loans, or (ii) if such Borrowing is of SOFR Loans, on any Business Day, Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by Borrower. Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to Bank by telephone, telecopy, or other telecommunication device acceptable to Bank (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), in a form acceptable to Bank. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing into Eurodollar Loans must be given by no later than 1:00 p.m. at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. No Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. Borrower agrees that Bank may rely on any such telephonic, telecopy or other telecommunication notice given by any person Bank in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if Bank has acted in reliance thereon.

(b)         Borrower’s Failure to Notify. If Borrower fails to give notice pursuant to Section 2.6(a) above of the continuation or conversion of any outstanding principal amount of (i) a Borrowing of SOFR Loans prior to the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be deemed to be continued as a SOFR Loan and (ii) a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of SOFR Loans. In the event Borrower fails to give notice pursuant to Section 2.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified Bank by 12:00 noon on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, Borrower shall be deemed to have requested a Borrowing of a SOFR Loan under the Revolving Credit Commitment on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

2.1.8         Section 2.8 – Prepayments. Section 2.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.8         Prepayments.

(a)         Optional Prepayments. Borrower may prepay in whole or in part (but, if in part, then: (i) in an amount not less than $500,000, and (ii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 and 2.7 remains outstanding) any Borrowing of SOFR Loans or Eurodollar Loans at any time upon three (3) Business Days prior notice by Borrower to Bank, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any SOFR Loans or Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Bank under Section 3.3. Any Loan bearing interest based on the Base Rate may be prepaid in whole or in part at any time without penalty on the same day in which Borrower provides Bank written notice of Borrower’s intent to prepay such Loan.

(b)         Mandatory Prepayments.

(i)         If Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then Borrower shall promptly notify Bank of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Default or Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of Borrower not exceeding $250,000 in the aggregate so long as no Default or Event of Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Default or Event of Default then exists, if Borrower states in its notice of such event that Borrower or the relevant Subsidiary intends to reinvest, within 90 days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition, then Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets with such 90 day period. Promptly after the end of such 90 day period, Borrower shall notify Bank whether Borrower or such Subsidiary has reinvested such Net Cash Proceeds in such similar assets, and, to the extent such Net Cash Proceeds have not been so reinvested, Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Revolving Loans; provided that proceeds relating to Eligible Inventory and Eligible Receivables then included in the Borrowing Base shall first be applied to the Revolving Loans. If Bank so requests, all proceeds of such Disposition or Event of Loss shall be deposited with Bank (or its agent) and held by it in the Collateral Account to be disbursed to or at Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii)         If after the Closing Date Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than equity securities issued in connection with the exercise of employee stock options, Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of Borrower or such Subsidiary in respect thereof. Promptly upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. Each such prepayment shall be applied in such amounts and to such Obligations as agreed to by Borrower and Bank. Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.5 (Maintenance of Subsidiaries) or Section 8.1(i) (Change of Control) hereof or any other terms of the Loan Documents.

(iii)         If after the Closing Date Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money expressly permitted by Section 7.1, Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of Borrower or such Subsidiary in respect thereof. Promptly upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. Each such prepayment shall be applied in such amounts and to such Obligations as agreed to by Borrower and Bank. Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.1 or any other terms of the Loan Documents.

(iv)         If after the Closing Date Borrower or any Subsidiary shall issue any Subordinated Debt, Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of Borrower or such Subsidiary in respect thereof. Promptly upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. Each such prepayment shall be applied in such amounts and to such Obligations as agreed to by Borrower and Bank. Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.1 or any other terms of the Loan Documents.

(v)         Borrower shall, on each date the Revolving Credit Commitment is reduced pursuant to Section 2.13, prepay the Revolving Loans and, if necessary, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitment has been so reduced.

(vi)         If at any time the sum of the unpaid principal balance of the Revolving Loans and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as then determined and computed, Borrower shall immediately and without notice or demand pay over the amount of the excess to Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until paid in full with any remaining balance to be applied to Cash Collateralize the L/C Obligations.

(vii)         If at any time the Dollar Equivalent of the sum of the aggregate principal amount of the total Revolving Loans in Euros exceeds the Euro Sublimit, Borrower shall immediately and without notice or demand pay over the amount of the excess to Bank as and for a mandatory prepayment on such Obligations, with each such prepayment to be applied to the Revolving Loans until paid in full or the Euro Sublimit is no longer exceeded.

(viii)         Unless Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to the Term Loan until paid in full and then to the Revolving Loans (with a concurrent permanent reduction of the Revolving Commitment); provided that the proceeds from the divestiture of the real property located at 1328 Racine Street, Racine, Wisconsin 53403 shall be permitted to first be applied to the Revolving Loans outstanding. Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans, accrued interest thereon to the date of prepayment together with any amounts due Bank under Section 3.3.

(c)         Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the inverse order of maturity.”

2.1.9         Section 2.9 – Default Rate. Section 2.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.9         Default Rate. Notwithstanding anything to the contrary contained herein, if any Loan or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of Bank upon notice to Borrower during the existence of any other Event of Default, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a)         for any SOFR Loan, the sum of 2.0% plus the Applicable Margin plus the Adjusted Term SOFR Rate from time to time in effect;

(b)         for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin plus the EURIBO Rate from time to time in effect;

(c)         for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation; and

(d)         for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.11 with respect to such Letter of Credit.”

2.1.10         Section 2.11(c) – Letter of Credit Fees. Section 2.11(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c)         Letter of Credit Fees. On the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) to and including, and on, the Revolving Credit Termination Date, Borrower shall pay to Bank a letter of credit fee at the Applicable Margin for Revolving Loans that are SOFR Loans or Eurodollar Loans on the daily average face amount of Letters of Credit outstanding during the preceding calendar quarter. In addition to such letter of credit fee, Borrower further agrees to pay to Bank issuance fees, for each issuance, equal to 0.125% per annum of the face amount of such Letter of Credit, and such processing, transaction and other fees and charges as Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder.”

2.1.11         Section 2.12 – Place and Application of Payments. Section 2.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.12         Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to Bank at its office at 790 North Water Street, Milwaukee, Wisconsin (or at such other place as Bank may specify) no later than 1:00 p.m. on the date any such payment is due and payable. Payments received by Bank after 1:00 p.m. shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of Bank). All payments shall be applied (i) first, towards payment of interest and fees then due hereunder and under the other Loan Documents, (ii) second, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by Bank as collateral security for any outstanding L/C Obligations and Hedging Liability (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation), and (iii) third, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of each Borrower and its Subsidiaries secured by the Loan Documents (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof. Unless Borrower otherwise directs, principal payments shall be applied first to the relevant Adjusted Term SOFR portion until payment in full thereof, with any balance applied to the relevant Eurodollar portion in the order in which their Interest Periods expire. Borrower hereby irrevocably authorizes Bank to (a) charge from time to time any of Borrower’s deposit accounts with Bank and/or (b) make Revolving Loans from time to time hereunder (and any such Revolving Loan may be made by Bank hereunder without regard to the provisions of Section 4 hereof), in each case for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, a Reimbursement Obligation or otherwise); provided that Bank shall not be under any obligation to charge any such deposit account or make any such Revolving Loan under this Section, and Bank shall incur no liability to Borrower or any other Person for its failure to do so.”

2.1.12         Section 2.14 – Sweep to Loan Arrangement. Section 2.14 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.14         Sweep to Loan Arrangement. Notwithstanding any provision herein to the contrary (including, without limitation, the provisions in Sections 2.5 and 2.8 above), so long as a Sweep to Loan Arrangement is in effect, and subject to the terms and conditions thereof, Revolving Loans may be advanced and prepaid hereunder notwithstanding any notice, minimum amount, or funding and payment location requirements hereunder for any advance of Revolving Loans or for any prepayment of any Revolving Loans. The making of any such Revolving Loans shall otherwise be subject to the other terms and conditions of this Agreement. All Revolving Loans advanced or prepaid pursuant to such Sweep to Loan Arrangement shall be SOFR Loans with an Interest Period of approximately one (1) calendar month, commencing on the first Business Day of the then current calendar month to but excluding the first Business Day of the immediately succeeding calendar month. Bank shall have the right in its sole discretion to suspend or terminate the making and/or prepayment of Revolving Loans pursuant to such Sweep to Loan Arrangement with notice to Borrower (which may be provided on a same-day basis), whether or not any Default or Event of Default exists. Bank shall not be liable to Borrower or any other Person for any losses directly or indirectly resulting from events beyond Bank’s reasonable control, including any interruption of communications or data processing services or legal restriction or for any special, indirect, consequential or punitive damages in connection with any Sweep to Loan Arrangement.”

2.1.13         Section 2.15 – Effect of Benchmark Transition Event. Section 2.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.15.         Effect of Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)         Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)         Notice; Standards for Decisions and Determinations. The Bank will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Bank will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15. Any determination, decision or election that may be made by the Bank pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(d)         Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion or (B) the administration of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)         Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to a Loan bearing interest at the Base Rate. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.”

2.1.14         Section 3.3 – Funding Indemnity. Section 3.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 3.3         Funding Indemnity. If Bank shall incur any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain any Eurodollar Loan, SOFR Loan, or the relending or reinvesting of such deposits or amounts paid or prepaid to Bank) as a result of:

(i)         any payment, prepayment or conversion of a Eurodollar Loan or SOFR Loan on a date other than the last day of its Interest Period,

(ii)         any failure (because of a failure to meet the conditions of Section 4 or otherwise) by Borrower to borrow or continue a Eurodollar Loan, or to convert a Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.6(a).

(iii)         any failure by Borrower to make any payment of principal on any SOFR Loan or Eurodollar Loan when due (whether by acceleration or otherwise), or

(iv)         any acceleration of the maturity of a SOFR Loan or Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

(v)         then, upon the demand of Bank, Borrower shall pay to Bank such amount as will reimburse Bank for such loss, cost or expense. If Bank makes such a claim for compensation, it shall provide to Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive and binding on Borrower absent manifest error.”

2.1.15         Section 3.4 – Change of Law. Section 3.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 3.4         Change in Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law or regulation or in the interpretation thereof makes it unlawful for the Bank to make or continue to maintain any Eurodollar Loans or SOFR Loans, as applicable, or to perform its obligations as contemplated hereby, the Bank shall promptly give notice thereof to Borrower and the Bank’s obligations to make or maintain Eurodollar Loans or SOFR Loans, as applicable, under this Agreement shall be suspended until it is no longer unlawful for the Bank to make or maintain Eurodollar Loans or SOFR Loans, as applicable. Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans or SOFR Loans, as applicable, together with all interest accrued thereon and all other amounts then due and payable to the Bank under this Agreement; provided, that, subject to all of the terms and conditions of this Agreement, Borrower may then elect to borrow the principal amount of the affected Eurodollar or SOFR Loans, as applicable, from the Bank by means of Loans from the Bank bearing interest at the Base Rate, which shall be determined without reference to clause (c) of the definition of “Base Rate.” Upon any such repayment, the Borrower shall also pay any additional amounts required pursuant to Section 3.3.”

2.1.16         Section 3.5 – Inability to Determine Rates. Section 3.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 3.5         Inability to Determine Rates. Subject to Section 2.15, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)         the Bank determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)         the Bank determines that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, then the Bank will promptly so notify the Borrower. Upon notice thereof by the Bank to the Borrower, any obligation of the Bank to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans and, in the case of a SOFR Loan, the affected Interest Periods) until the Bank revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans and, in the case of a SOFR Loans, the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Loans bearing interest at the Base Rate in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Loans bearing interest at the Base Rate immediately or, in the case of a SOFR Loans, at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 3.3.”

2.1.17         Section 3.6 – Increased Cost and Reduced Return. Section 3.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 3.6         Increased Cost and Reduced Return.

(a)         If any Change in Law:

(i)         shall subject Bank to any tax, duty or other charge with respect to its Eurodollar Loans, SOFR Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans or SOFR Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its Eurodollar Loans, SOFR Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, SOFR Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, SOFR Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdiction in which Bank’s principal executive office or Lending Office is located); or

(ii)         shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Federal Reserve Board, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) or shall impose on the Bank or on the interbank market any other condition affecting its Eurodollar Loans, SOFR Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, SOFR Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Eurodollar Loan or SOFR Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, Borrower shall be obligated to pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

(b)         If the Bank determines that any Change in Law affecting the Bank or any lending office of the Bank regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of this Agreement, the Commitments of the Bank or the Loans made by, or participations in Letters of Credit held or issued by the Bank to a level below that which the Bank could have achieved but for such Change in Law (taking into consideration the Bank’s policies with respect to capital adequacy), then from time to time the Borrower will pay to the Bank, such additional amount or amounts as will compensate the Bank for any such reduction suffered.

(c)         A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay to Bank the amount shown as due on any such certificate within 10 days after receipt thereof.”

2.1.19         Section 3.8 – Discretion of Bank as to Manner of Funding. Section 3.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 3.8         Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and, in the case of any Eurodollar Loan, bearing an interest rate equal to EURIBO for such Interest Period.”

2.1.20         Section 6.5(l) – Financial Reports. Section 6.5(l) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(l)         reserved.”

2.1.21         Section 6.5(m) – Financial Reports. Section 6.5(m) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(m)         reserved.”

2.1.22         Section 7.6(d) – Restricted Payments. Section 7.6(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d)         Borrower shall be permitted to make other Restricted Payments in the form of cash dividends, distributions, purchases, redemptions or other acquisitions of or with respect to shares of its common stock or other common equity interests in an aggregate amount in any fiscal year of Borrower not to exceed $3,000,000 if, at least ten (10) Business Days prior to each such Restricted Payment, Borrower has delivered a certificate to Bank demonstrating compliance with the requirements set forth herein.”

Section 7.12 – Financial Covenants. Section 7.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 7.12         Financial Covenants.

(a)         Total Funded Debt/EBITDA Ratio. As of the last day of each fiscal quarter of Borrower, beginning June 30, 2022, Borrower shall not permit the Total Funded Debt/EBITDA Ratio to be greater than 3.50 to 1.00 for such fiscal quarter.

(b)         Tangible Net Worth. Borrower shall at all times, beginning June 30, 2022, maintain Tangible Net Worth of Borrower and its Subsidiaries determined on a consolidated basis in an amount not less than (i) $100,000,000 plus (ii) 50% of Net Income for each fiscal year of Borrower ending on June 30, 2023 and thereafter for which such Net Income is a positive amount (i.e., there shall be no reduction to the minimum amount of Tangible Net Worth required to be maintained hereunder for any fiscal year of Borrower in which Net Income is less than zero).

(c)         Minimum Fixed Charge Coverage Ratio. Borrower shall not permit the Fixed Charge Coverage Ratio calculated as of the last day of each fiscal quarter, to be less than 1.10 to 1.00 for the following periods: (i) the 6-month period ending June 30, 2022, (ii) the 9-month period ending September 30, 2022, (iii) the 12-month period ending December 31, 2022 and continuing thereafter for each subsequent fiscal quarter.”

2.2         Miscellaneous Amendments. The Credit Agreement, the Loan Documents and all other agreements and instruments executed and delivered heretofore or hereafter pursuant to the Credit Agreement are amended hereby so that any reference therein to the Credit Agreement shall be deemed to be a reference to such agreements and instruments as amended by or pursuant to this Amendment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower hereby represents and warrants to the Bank that:

3.1         Credit Agreement. All of the representations and warranties made by the Borrower in the Credit Agreement are true and correct on the date of this Amendment. Upon the effectiveness of the waiver given by Bank in Section 4.3 below, no Default or Event of Default under the Credit Agreement has occurred and is continuing as of the Ninth Amendment Effective Date.

3.2         Authorization; Enforceability. The making, execution and delivery of this Amendment and performance of and compliance with the terms of the Credit Agreement has been duly authorized by all necessary corporate action by the Borrower. This Amendment is the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and similar laws of general application affecting creditors' rights, and except as enforcement may be limited by general equitable principles.

3.3         Absence of Conflicting Obligations. The making, execution and delivery of this Amendment and performance of and compliance with the terms of the Credit Agreement, as amended, do not violate any presently existing provision of law or the articles or certificate of incorporation or bylaws of the Borrower or any agreement to which the Borrower is a party or by which it or any of its assets is bound.

ARTICLE IV

MISCELLANEOUS

4.1         Continuance of Credit Agreement. Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect.

4.2         Termination of Forbearance. Effective as of the Ninth Amendment Effective Date, the Forbearance Agreement dated as of January 27, 2021 by and among Borrower and Bank, as amended and restated by the First Amended and Restated Forbearance Agreement and Amendment No. 7 to Credit Agreement dated September 30, 2021 by and among Borrower and Bank, and the Second Amended and Restated Forbearance Agreement and Amendment No 8 to Credit Agreement dated February 28, 2022 by and among Borrower and Bank (collectively, the “Forbearance Agreement”), is hereby terminated and of no further force and effect.

4.3         Limited Waiver. Borrower failed to comply with Section 7.12(e) (as in effect prior to the date hereof) of the Credit Agreement for the period ended December 25, 2020, which failure constituted an Event of Default under the Credit Agreement. The Bank and Borrower previously entered into the Forbearance Agreement, whereby the Bank agreed to forbear from exercising its remedies under the Credit Agreement until June 30, 2022. By entering into this Amendment, the Bank hereby waives Borrower’s compliance with Section 7.12(e) (as in effect prior to the date hereof) of the Credit Agreement for the period ended December 25, 2020 and (ii) any Event of Default resulting from such noncompliance. As of the Ninth Amendment Effective Date and the effectiveness of the foregoing wavier, Bank is not aware of any outstanding Event of Default by Borrower. This limited waiver shall be effective only for the specific purposes set forth herein and shall not be deemed to be a further or continuing waiver or amendment of any other section or provision of the Credit Agreement, this Amendment or any other Loan Document, or a waiver of any other past or future Default or Event of Default.

4.4         Survival. All agreements, representations and warranties made in this Amendment or in any documents delivered pursuant to this Amendment shall survive the execution of this Amendment and the delivery of any such document.

4.5         Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Wisconsin applicable to agreements made and wholly performed within such state.

4.6         Counterparts; Headings. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. Article and section headings in this Amendment are inserted for convenience of reference only and shall not constitute a part hereof.

4.7         Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment in such jurisdiction or affecting the validity or enforceability of any provision in any other jurisdiction.

4.8         Conditions. The effectiveness of this Amendment is subject to the Bank having received, on or before the Execution Date, each of the following, in form and substance satisfactory to the Bank and its counsel:

(i)	This Amendment. this Amendment, duly executed by Borrower and Bank;

(ii)

Secretary’s Certificate and Board Resolutions. On or before the Execution Date, Borrower shall deliver, or cause to be delivered, to the Bank a certificate of the secretary of the Borrower certifying: (A) the adoption and continuing effect of resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Agreement and the documents to be executed and delivered in connection with this Agreement; (B) that, except as attached to such certificate, the Articles of Incorporation of the Borrower have not been amended since the date of the last delivery of such Articles of Incorporation to Bank on or about June 29, 2018; and (C) that, except as attached to such certificate, the Bylaws of the Borrower have not been amended since the date of the last delivery of such Bylaws to Bank on or about January 27, 2021.

(iii)	Upfront Fee. Borrower shall pay to Bank a fee in an amount equal to 0.05% of the Revolving Credit Commitment.

(iv)

Additional Documents. On or before the Execution Date, or as otherwise permitted by the Bank in its sole discretion, Borrower shall deliver or cause to be delivered to the Bank all other documents that the Bank may request.

(v)	Representations and Warranties. The representations and warranties set forth in this Agreement shall be true and correct as though made on and as of the Execution Date.

(vi)	No Default. After giving effect to this Agreement, there shall be no Default or Event of Default (other than the Existing Defaults) continuing.

(vii)

No Material Adverse Change. There shall be no material adverse change in the business operations, assets or financial or other condition of Borrower since the delivery of the last financial statements required under the Loan Documents.

4.9         Course of Dealing. The Borrower acknowledges that neither previous waivers, extensions, and amendments granted to the Borrower by the Bank nor the amendments granted herein create any course of dealing or expectation with respect to any further waivers, extensions, or amendments and further acknowledges that the Bank has no obligation whatsoever to grant any additional waivers, extensions, amendments, or forbearance. As additional consideration to the Borrower for entering into this Amendment and paying the amendment fee referenced above, the Bank hereby agrees to waive and forever release the Borrower from any and all Events of Defaults, if any, under the Credit Agreement as a result of a violation of Section 7.12(a) that occurred (or otherwise would have occurred but for this Amendment) prior to the Ninth Amendment Effective Date.

4.10         No Defenses. The Borrower acknowledges it has no defenses, rights of setoff, or rights of recoupment to the enforceability or payment of any of its obligations under the Credit Agreement as amended hereby.

4.11         Expenses and Attorneys’ Fees. The Borrower shall pay reasonable fees and expenses (including attorney’s fees) incurred by the Bank in connection with the preparation, execution, and delivery of this Amendment.

[SIGNATURES ON NEXT PAGE FOLLOWING]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

“Borrower”

TWIN DISC, INCORPORATED

By:
Name: Jeffrey S. Knutson
Title: Vice President – Finance and Chief
Financial Officer

"Bank”

BMO HARRIS BANK N.A.

By:
Name: Mark Czarnecki
Title: Senior Vice President

Signature Page to Amendment No. 9 to Credit Agreement